                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  FLORIDA                                    n/a
      (STATE OR OTHER JURISDICTION OF                   (IRS EMPLOYER
      INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)


                   30 Wertheim Court
                   Suite 24, 2nd Floor
                   Richmond Hill, Ontario
                   L4B 1B9 Canada
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)               (ZIP CODE)

                                 (905) 763-3799
                           (ISSUER'S TELEPHONE NUMBER)

          SECURITIES TO BE REGISTERED UNDER SECTION 12 (b) OF THE ACT:

                                      NONE

          SECURITIES TO BE REGISTERED UNDER SECTION 12 (g) OF THE ACT:

                         COMMON STOCK, $0.001 PAR VALUE
                                (TITLE OF CLASS)


This Registration Statement contains forward-looking statements which involve risks and uncertainties. When used in this Registration Statement, the words "believe", "anticipate", "expects" and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

                                ITEM 1 - BUSINESS


THE COMPANY

         GENERAL. Environmental Solutions Worldwide, Inc. was formed in 1987 under the name BBC Stock Market, Inc. as a "blank check" or development stage company for the purpose of seeking to acquire viable businesses. Through January, 1999, the Company was not engaged in any business. In February
1999, the Company acquired all the issued and outstanding shares of BBL Technologies Inc., a private company incorporated in Ontario, Canada ("BBL"), and changed its name to Environmental Solutions Worldwide, Inc. BBL is the owner of a Canadian patent covering catalytic converter technology for automotive and non-automotive uses. BBL also has patents pending on spark plug/fuel injector technology for automotive use. For purposes hereof, references to the "Company" shall be deemed to be references to Environmental Solutions Worldwide, Inc., and BBL, its wholly-owned subsidiary.

         The Company's catalytic converter technology is under development. The technology involves the manufacture of catalytic converters without the use of precious metals, thus reducing the cost of the converter. The Company also believes that catalytic converters produced with its technology will (i) operate with fuels in addition to those with which current catalytic converters operate, and (ii) have a longer life than existing catalytic converters. A prototype has been produced, and has been subjected to preliminary testing. The Company is now in the process of establishing a small manufacturing operation to begin producing additional prototypes for further testing and refinement.

         The Company's spark plug/fuel injector technology is in the concept stage. There are U.S. and Canadian patent applications pending on the technology, but the Company has not yet constructed prototypes or conducted testing. The spark plug/fuel injector technology is a mechanism combining the functions of a spark plug and a fuel injector in a single device. The primary advantage of that technology is that the Company believes that combining the devices will produce greater fuel efficiencies, since the devices are synchronized, but that belief has not been confirmed by tests. A disadvantage of the technology is that the combined device will likely cost significantly more than either current spark plugs or fuel injectors (but is likely to be less expensive than both devices combined).

         The Company has depleted its current cash resources, and does not presently have the funds to fully develop its technology and sustain the Company until its operating cash flow is positive. The Company presently expects to raise approximately one million dollars (before fees and expenses) through a private placement of its common stock (the "Private Placement"), and anticipates the Private Placement will be effected prior to the end of 1999. However, there is no assurance that the Private Placement will be successful. Furthermore, the Private Placement, if successful, is unlikely to provide sufficient funds to sustain the Company until its cash flow is positive, and therefore the Company will likely be required to seek additional external financing, which may include the issuance of additional debt or equity securities.

         THE ANTICIPATED BUSINESS OF THE COMPANY. Although the technology underlying catalytic converters has improved significantly since its inception in the 1950's, their effectiveness in reducing toxic emissions from internal combustion engines remains limited. There are many variables that negatively affect performance of a catalytic converter including temperature, various chemical compounds in the fuel, and the age of the converter. Existing converters also contain expensive "rare earth" metals such as platinum, palladium and rhodium, making them expensive to manufacture and subject to price volatility.

         The Company holds a Canadian patent covering its catalytic converter technology. However, there can be no assurance that this patent, combined with any patents or trade secret protection we may seek in the future, would survive any legal challenge, or provide meaningful levels of protection for the Company's technology. In addition, the Canadian patent only affords protection against the manufacture, use or sale of the patented technology within Canada; the Company is in the process of preparing patent applications to protect its technology within the United States and other countries.

         The Company believes that its technology will permit the manufacture of catalytic converters less expensively than current technologies, since it requires no precious metals in the manufacturing process. In addition, the Company believes that catalytic converters produced with its technology will
(i) operate with fuels in addition to those with which current catalytic converters operate; and (ii) have a longer life than existing catalytic converters. Those beliefs are based upon (i) internal testing in which the prototype catalytic converter performed satisfactorily with a engine using diesel fuel; and (ii) the longevity of the prototype catalytic converter in the testing process.

         The Company believes that it has satisfactorily completed the first stage of its research and development stage, comprised of initial feasibility testing of its prototype catalytic converter. The Company's prototype catalytic converter technology was compared to both baseline emissions and to a new conventional catalytic converter for nitrogen oxide, carbon dioxide, and hydrocarbons reductions. The results for the Company's prototype and the conventional catalytic converter are discussed in detail below under the heading "The Company's Technology." The Company is now engaged in the second phase, which will entail setting up a small manufacturing operation to produce additional prototypes for further testing and refinement. The Company is in the process of negotiations for the acquisition of manufacturing facilities and equipment in Toronto, and expects to begin the manufacture of additional prototype catalytic converters in January 2000.

         The initial business plan will focus on the North American market, due to its proximity and size. The Company expects to initially produce catalytic converters for automobiles using unleaded and diesel fuels, with additional applications, including leaded fuels, to follow.

         The Company's present plan of operations for the next twelve months calls for the following estimated expenditures:

         Staff Costs            $  435,000
         Plant and Equipment       819,000
         Office and General        204,000
         Professional Fees and
          Marketing                252,000
                                ----------
                                $1,710,000

         Expenses for staff costs include salaries and benefits for the Company's technical director, his assistants, officers of the Company and other personnel. Plant and equipment costs include the cost of a mixer, an extruder, a laboratory extruder, dies, cut off equipment, electronic drier, furnace, testing costs, raw materials, casings, plant space rental, consulting fees and other costs. Office and general costs include general office costs, equipment, insurance and travel. Professional fees and marketing include patent, SEC and general legal fees, accounting fees, and marketing expenses.

         The Company believes that its catalytic converter technology will reach the point of commercial viability by the end of 2000. Once commercial viability has been achieved, the Company intends to seek to partner with one or more major automobile component manufacturers to produce and sell catalytic converters incorporating the Company's technology.

         The Company presently has four employees, and Company's staffing plan anticipates the expansion of the Company's staff to seven employees in the near future.

         THE EXISTING TECHNOLOGY. The catalytic converter was originally developed in the late 1950's as a device to reduce the level of toxic emissions in automobile exhausts, including hydrocarbons ("HC"), nitrogen oxides ("NOx") and carbon dioxide ("CO"). Over time, the catalytic converter has become standard equipment on vehicles sold in the North American marketplace. The introduction of catalytic converters in Europe began in 1993. There has been substantial resistance in the used car and retrofit markets, based upon price.

         To date, catalytic converters have generally used nonprecious metals and precious metals supported on pellets or monoliths of ceramic, usually known as "cakes" or "honeycombs". The honeycomb effect provides a larger surface area for contact with the various molecules of the engine exhaust gases. The most significant toxic emissions from a combustion engine are HC, CO and NOx.

         There are two types of converters presently used in automotive application; namely, "Oxidation" and "Three Way". Oxidation converters remove CO and HC, leaving NOx unchanged. For Oxidation converters, air is pumped into the engine exhaust upstream of the catalyst to ensure the presence of O2. Platinum and palladium are primarily used as reactants. Three Way converters remove all three components simultaneously. A chemically correct environment is required, where the engine is operated very close to optimal fuel-air ratio at all times. Feedback controls must be in place to ensure that oxidizing or reducing atmospheres do not form in the exhaust. Platinum, palladium and rhodium combined with non-precious metals are used. No sulfur, lead or ammonia may be present in the fuel, since lead and sulfur poison the converter. High temperature is also a detriment that can be caused by engine misfiring. The present converters are generally ineffective at cold start-up temperature (most pollutants are discharged while the engine is warming up during the first 5-10 minutes of vehicle operation) and are limited in their useful life span. Current catalytic converters operate only on unleaded fuels, not diesel or leaded fuels.

         THE COMPANY'S TECHNOLOGY. The Company's technology uses raw materials that are a combination of metals and non-metallic compounds, without precious metals. The Company believes that this technology will permit the manufacture of catalytic converters which (i) cost significantly less to produce, (ii) work on leaded, unleaded and diesel fuels, rather than only unleaded fuel, and (iii) will not be readily contaminated, and will therefore maintain their efficiency in extended vehicle operation.

         The Company recently conducted testing of its prototype and a new conventional catalytic converter (an "OEM Converter") in an independent emission testing lab based in Chicago, Illinois recognized by the EPA. The results for the tests are shown below.

           Without                 Using the              Using
           Converter               Company's              OEM
           (BASELINE)(1)           CONVERTER(1)           CONVERTER
           -----------             ----------             ---------
NOx          3.62                    0.14                   0.14
CO          23.79                    5.84                   5.46
HC           2.27                    1.12                   0.43
MPG         19.35                   20.47                  20.36

      (1)FTP weighted grams per mile
         NOx = Nitrogen Oxides
         CO = Carbon Monoxide
         HC = Hydrocarbons MPG = Miles per Gallon


         While the test results show average NOx emissions as comparable between the Company's converter and the OEM, or conventional, catalytic converter, and average HC emissions as higher with the Company's converter than with the OEM converter, the tests were comprised of three runs, and in each case the results for the Company's converter showed a trend toward increased efficiency over time, while the OEM converter showed a trend toward decreased efficiency, as follows:

                              NOx
         COMPANY CONVERTER          OEM CONVERTER
         -----------------          -------------
Run 1             0.175                  0.128
Run 2             0.138                  0.158
Run 3             0.121                  0.156

                              HC
          COMPANY CONVERTER          OEM CONVERTER
          -----------------          -------------
Run 1             1.790                  0.418
Run 2             1.082                  0.449
Run 3             0.481                  0.438


         Further, the OEM converter used in the testing was new, while the prototype used had already been run for a substantial period of time. The Company believes that the use of precious metals in conventional converter manufacturing may result in those metals becoming contaminated over time, leading to lower levels of efficiency in reducing NOx and HC emissions. An EPA study published in the spring of 1998 showed that NOx comprises about 7.2 percent of all greenhouse gases, with cars equipped with catalytic converters producing nearly half of that NOx. Since the Company's technology does not utilize precious metals, the Company's converter technology may be more effective in reducing total NOx and/or HC emissions by providing greater efficiency over time. However, the Company cannot predict whether such beliefs will be confirmed or disproved by further testing. The possibility that the Company's converter may have no advantage over existing converter technology, or may be less efficient than existing technology, in reducing some or all noxious emissions may limit the market acceptance of the Company's technology, and adversely affect the Company's ability to successfully exploit the technology.

         In July, 1999, the Company released a press release stating, in part, that the Company believed that its technology was the only catalytic converter technology in the world that reduces NOx. That press release was predicated on (a) preliminary testing of the Company's technology that showed a significant reduction in NOx emissions over a baseline and (b) a review of publicly available information regarding conventional catalytic converter technology and NOx emissions, and was not supported by the independent testing described above.

         The Company's tests have heretofore been limited, and there can be no assurance that further testing and limited production may not reveal problems with the technology. At this time, the Company is aware that the testing has shown that the converter may create increased back pressure in exhaust systems, which may require reengineering of the converter, and result in additional costs and delays in the introduction of the Company's technology. The Company believes that any delay attributable to such redesign will not exceed ninety days, and that the related costs will not exceed $30,000.

         The primary raw materials used in the manufacture of the Company's converters include molybdenum, copper, nickel and ceramics, all of which are generally available in the marketplace. The Company does not anticipate any material shortage of any raw material in the foreseeable future.

         THE MARKET. The automotive/combustion engine marketplace itself is vast, including automobiles, trucks, outboard marine vehicles, specialty vehicles and equipment. There are currently 700 million automobiles and 250 million trucks on the road worldwide. Currently there are 40 million new vehicles and 10 million new trucks being produced each year. The Company intends to focus its efforts specifically on the North American market in the first three years of operation. The North American market represents 30% of the world market (200 million vehicles on the road) with an additional 12 million new vehicles produced each year.

         The manufacture of "honeycombs" or "cakes," which act as the filter of pollution in the catalytic converter, is dominated by two companies: (i) Corning Glass ("Corning"), which currently holds 70% of the world market, and NGK of Japan ("NGK") with the remaining 30% of the market. Corning has licensed NGK to produce the "cakes", using the same equipment and formulas as Corning. The Company expects to manufacture its cakes utilizing the same extrusion technology currently utilized by Corning and NGK, but extruding its own proprietary formulas, which the Company currently possesses. The Company will not be required to secure a license from Corning in connection with such manufacturing.

         COMPETITION. Direct competition for the Company are other companies involved in the manufacturing process of the existing catalytic converter, including Corning and NGK. Corning and NGK are the presently the only two manufacturers of "cakes" for the catalytic converter.

         The Company will also face indirect competition in the form of alternative fuel consumption vehicles, such as those using methanol, hydrogen, ethanol and electricity. Currently, those technologies have shortcomings in range of operation, reliability, and availability of the technology and fuels at reasonable price points. The Company believes that alternative power will not rival the internal combustion engine in the near to medium-term future. In addition, the Company believes that it may face resistance in customer acceptance of a new technology, particularly since conventional converters have been the norm in the industry for the last 30 years. The Company will also be required to overcome long-standing contractual and other obligations and relationships between catalytic converter suppliers and the large automotive manufacturers.

         PRICING. A finished catalytic converter currently sells to U.S. auto manufacturers for approximately $85. A finished exhaust pipe, with converter and muffler, currently sells to the U.S. auto manufacturers for about $250. In Europe, the finished exhaust pipe, with converter and muffler, sells to auto manufacturers for $500 to $700. The Company's current business plan provides for a sales price for a finished catalytic converter of approximately $70.

                         ITEM 2 - FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

         The following table sets forth certain financial data for, and as of the end of, the five years ended December 31, 1994, 1995, 1996, 1997 and 1998, and for the nine month period ending September 30, 1999:

                                    Nine
                                    months      Year      Year      Year       Year      Year
                                    ended       ended     ended     ended      ended     ended
                                    Sept. 30,   Dec. 31,  Dec. 31,  Dec. 31.,  Dec. 31,  Dec. 31,
                                    1999        1998      1997      1996       1995      1994
                                    -------------------------------------------------------------
Results of Operation

Total Revenue                             --         --        --        --        --        --
Net Operating Expenses               600,119    151,939        --        --        --        --
                                    -------------------------------------------------------------
Net earnings (loss)                 (600,119)  (151,939)       --        --        --        --
                                    -------------------------------------------------------------
                                    -------------------------------------------------------------
Net earning per loss
per common share                       (0.02)     (0.15)       --        --        --        --
                                    -------------------------------------------------------------
                                    -------------------------------------------------------------

Balance Sheets

Total current assets                 131,478
Long term assets                       2,327
Current liabilities                   80,286    151,939        --        --        --        --
Long term liabilities                     --         --        --        --        --        --
Shareholders' equity (deficiency)     53,519   (151,939)       --        --        --        --


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

GENERAL

The Company is a development stage company. Prior to January 1999, the Company had no material operations, and there are no accordingly no meaningful comparisons with operating results from prior periods.

THE BBL ACQUISITION

On January 29, 1999, the Company acquired 100% of the common shares of BBL Technologies, Inc., an Ontario, Canada corporation, by issuing 11,048,000 common shares. BBL holds the Canadian patent to the Company's catalytic converter technology. The Company acquired BBL in order to develop the technology into a commercial product.

The Company owns the only shares with voting and participating rights in BBL. The original holder of the patented technology, Next Catalytic Converter Corporation ("NCCC"), an Ontario, Canada corporation, which is related to BBL due to common shareholders, transferred the technology to BBL on December 14, 1998 in return for 700,000 special shares with a fixed value of $453,900 which are non-voting, non-participating and are redeemable only at the discretion of BBL. For accounting purposes, no value is attributed to those shares.

The acquisition has been accounted for by using the purchase method of accounting. In determining the value of the purchase of BBL, it is appropriate to use the quoted market price of the shares of the Company at the time of acquisition if the shares reflected the fair value of the Company. As the Company was a "shell company" at the time of acquisition, the fair value of the Company was nominal and thus the use of the market value of the shares of the Company in determining the purchase price would not be appropriate. As a result, the purchase price was determined based upon the fair value of the net assets of BBL, comprised of the patented technology. Since the technology was acquired in a non-arm's length transaction between BBL and NCCC, the original cost of the patented technology, as determined by NCCC, of $2,321, is deemed to be the acquisition price.

The Company's business plan calls for expenditures of approximately $1.7 million over the next twelve months, and the catalytic converter technology is expected to reach the point of commercial viability on or prior to the end of that period.

From inception through September 30, 1999, the Company expended approximately $254,920 in professional fees and expenses. Those fees included legal fees (including general corporate, securities and intellectual property counsel); audit fees; and consulting fees (including the services of Teodosio V. Pangia and Dr. Liber). From inception through September 30, 1999, the Company expended approximately $405,659 in development costs, which costs included development and production of the prototype catalytic converter, general research, and testing.

LIQUIDITY AND CAPITAL RESOURCES

NINE MONTHS ENDED SEPTEMBER 30, 1999

During the nine month period ended September 30, 1999, the Company's cash and cash equivalents increased by $131,478, comprised of an increase of $653,250 from the issuance of common shares and an increase in loans payable of $18,567, offset by cash utilized in operating activities of $540,348.

The Company has no present source of revenue, and does not anticipate generating any revenues until the catalytic converter technology is developed to the point of commercial viability. The Company believes that this commercial viability will occur on or before the end of 2000, but there is no assurance that such commercial viability will not be delayed, or that such commercial viability will ever be attained. Accordingly, the successful completion of the Private Placement and/or other financing will be essential for the Company to continue in operation until such time as the Company will be able to generate revenue.

The Company has depleted its current cash resources, and does not presently have the funds to fully develop its technology and sustain the Company until its operating cash flow is positive. The Company presently expects to raise approximately one million dollars (before fees and expenses) through the Private Placement, and anticipates the Private Placement will be effected prior to the end of 1999. However, there is no assurance that the Private Placement will be successful. Furthermore, the Private Placement, if successful, is unlikely to provide sufficient funds to sustain the Company until its cash flow is positive, and therefore the Company will likely be required to seek additional external financing, which may include the issuance of additional debt or equity securities.

If the Company is unable to secure the required financing, it may be forced to take steps to curtail its expenses, such as reducing its staff or its research and development efforts. Any such action, however, may result in an inability to develop the catalytic converter technology to the point of commercial viability. In such event, the Company may be forced to cease operations.

YEAR 2000

The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer program that is not year 2000 compliant and has date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

The computer hardware and software being utilized by the Company is largely "off-the-shelf" technology, of a word processing, data base or scientific research nature. The Company believes that all such hardware and software is year 2000 compliant, based on information made publicly available by the manufacturers of such hardware and software. The Company's operations are presently limited to research and development, and manufacturing of catalytic converter prototypes is not expected to begin until January 2000. That manufacturing operation will be of limited scope, and will require only small amounts of raw materials and finished products from third party suppliers. The nature of the raw materials and finished products required for such manufacturing operation is such that they are available from multiple sources, and the Company believes that a Year 2000-related failure by third parties will result in, at worst, delays. Under these circumstances, the Company has determined that further Year 2000 compliance investigations with regard to its anticipated suppliers are not warranted.

                        ITEM 3 - DESCRIPTION OF PROPERTY

The Company does not presently lease or own any real property. Office services, including telephone reception, mail, and office space, are provided by Zoya Financial, the Company's public relations agency, and the Company anticipates securing its own office space shortly.

     ITEM 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 15, 1999, the ownership of the Company's Common Stock by (i) each director of the Company, (ii) all executive officers and directors of the Company as a group, and (iii) all persons known by the Company to own more than 5% of the Company's Common Stock.

                              BENEFICIAL OWNERSHIP

                                              Number of
Name and Address (1)                        Common Shares               % (2)
--------------------                        -------------               -----

Bengt George Odner (3)                      650,000                     *
Jervaulx Hall
Jervaulx, North Yorkshire
United Kingdom  HG4 4PH

Adam Michael Oliver                            -                        -

Dr. Bruno Liber                           5,000,000                    17.9%
#804-165 LaRose Avenue
Etoicoke, Ontario
Canada

Teodosio V. Pangia (4)                    3,170,975                    11.3%

All Directors and Officers
    as a group (2 persons)                  650,000                     *


*Less than 5% of the outstanding shares of Common Stock.

(1) All addresses are c/o the Company, at 30 Wertheim Court, Suite 24, 2nd Floor, Richmond Hill, Ontario, Canada unless otherwise noted.

(2) Beneficial ownership is determined in accordance with the rules of the Securities & Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of November 15, 1999, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(3) The shares listed as beneficially owned by Mr. Odner include 400,000 shares held by Crystal Fund Ltd., a Bermuda mutual fund, of which Mr. Odner is a director.

(4) The shares beneficially owned by Mr. Pangia are held of record by Tyler Dylan Corp., an Ontario corporation in which Mr. Pangia is the sole stockholder.

                    ITEM 5 - DIRECTORS AND EXECUTIVE OFFICERS


DIRECTORS; OFFICERS AND SIGNIFICANT STOCKHOLDERS

Bengt George Odner is the Chief Executive Officer of the Company. He was appointed Chief Executive Officer by the Company's sole director in August, 1999. Mr. Odner has been a director of Crystal Fund Ltd., a Bermuda mutual fund, and a director of Crystal Fund Managers, Ltd. since 1996. From 1990 through 1995, Mr. Odner was the Chairman of Altus Nord AB, a property holding company specializing in Scandinavian properties and a wholly-owned subsidiary of Credit Lyonais Bank Paris. As of August 30, 1999, Mr. Odner was 46 years old.

Adam Michael Oliver is President and the sole director of the Company.
Mr. Oliver was elected director by the written consent of the majority shareholder of the Company in October, 1998 and became President of the Company in October, 1998. For more than the past five years, Mr. Oliver has been a Barrister and Soliciter with the firm of White, Coach, Kapusts & Oliver, a law firm specializing in real estate, corporate, commercial and estate law. Mr. Oliver is also the sole director and President of BBL, the Company's wholly-owned subsidiary. As of August 30, 1999, Mr. Oliver was 45 years old.

Dr. Bruno Benjamin Liber has been the technical director for the Company since January, 1999. He is the inventor of the catalytic converter technology that forms the basis for the Company's anticipated business. From 1997 through 1999, Dr. Liber was a technical director for Next Catalytic Converter Corporation, and previous to that Dr. Liber was an independent inventor. As of August 30, 1999, Mr. Liber was 77 years old.

Mr. Teodosio V. Pangia is the principal of TVP Consulting Services, which has provided consulting services to the Company since November, 1997. Those consulting services consisted of meetings with suppliers and vendors to coordinate the production of the Company's prototype and proposed manufacturing activities; overseeing testing activities; meetings and discussions with the Company's potential business partners; and acting as liaison between investors and the Company. From 1994 through 1997, Mr. Pangia was director and Chief Executive Officer of Ecology Pure Air International, a Canadian company engaged in the business of developing an automobile fuel catalyst. In 1997, a petition in bankruptcy was brought against Mr. Pangia in the Ontario Court of Justice. That petition, and a related order, were dismissed. As of August 30, 1999, Mr. Pangia was 40 years old.

            ITEM 6 - COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Mr. Oliver, the President of the Company, received a total of $4,100 in compensation for his services to the Company during the six months ended June 30, 1999. Mr. Odner currently serves without compensation.

                           SUMMARY COMPENSATION TABLE

                             Annual Compensation    Long-Term Compensation

Name           Year  Salary  Bonus   Other          Stock Awards     Other
                                     Compensation                 Compensation

Adam Michael   1999    0       0       4,100        None               0
  Oliver
Bengt Odner    1999    0       0           0        None               0


OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

There were no grants of options or other rights to acquire stock to employees of the Company in the past fiscal year.

EMPLOYMENT AGREEMENTS

The Company does not presently have formal employment agreements with any employees or officers.

COMPENSATION OF DIRECTORS

The Company does not presently compensate its sole director for his attendance at meetings of the Board of Directors.


ITEM 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH AFFILIATED PARTIES

In June, 1999, the Company paid consulting fees of approximately $64,000 to TVP Consulting Services, a company in which Teodosio Pangia, a beneficial owner of approximately 11.3% of the Company's stock, is the principal.


ITEM 8 - LEGAL PROCEEDINGS

None


ITEM 9 - MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS' COMMON EQUITY AND RELATED MATTERS

         The Company's Common Stock was been quoted on the Over-the-Counter Bulletin Board ("OTCBB") through January, 1999 under the symbol "BBSM", and since January, 1999 has been quoted under the symbol "ESWW."

         In January, 1999, the National Association of Securities Dealers, Inc. ("NASD") amended NASD Rule 6530 and 6540 to limit quotations on the OTCBB to the securities of issuers that report their current financial information to the Securities and Exchange Commission, or to banking or insurance regulators. The Company is required to become compliant with such amended rules no later than September 2, 1999 (after taking into effect the benefit of a thirty-day grace period pursuant to the NASD Rule 6530 and 6540 amendments). The Company did not become so compliant by such date, and trading of the Common Stock of the Company will be limited to the so-called "pink sheets," until such time as the Company can again qualify for trading on the OTCBB. It therefore may be more difficult to dispose of or to obtain accurate price quotations on the Common Stock. In August, 1999, the Company's symbol was changed to "ESWEE" as a result of the Company's failure to become compliant with the amendments to NASD Rule 6530 and 6540.

         The following table sets forth the high and low bid prices for the Common Stock for the quarters indicated, as reported by the Bloomberg Reporting Service. Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

                  March 31, 1999      June 30, 1999      September 30, 1999
                  --------------      -------------      ------------------

High                4.5625                3.0                  4.875
Low                 0.85                  0.5625               1.25


At June 30, 1999, there were approximately 50 holders of record of the Common Stock.

SHARES ELIGIBLE FOR SALE

Sales in the market of substantial amounts of currently outstanding Common Stock could have an adverse effect on the price of the Common Stock. As of August 30, 1999 16,154,542 shares of Common Stock are freely trading shares, with the remainder of 11,847,996 shares of Common Stock currently subject to restrictions as to their resale.

DIVIDENDS

The Company anticipates that for the foreseeable future, earnings will be retained for the development of its business. Accordingly, the Company does not anticipate paying dividends on the Common Stock in the foreseeable future. The payment of future dividends will be at the sole discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, capital requirements, the general financial condition of the Company and general business conditions.


                ITEM 10 - RECENT SALES OF UNREGISTERED SECURITIES

         In January, 1999, the Company issued 15,000,000 shares of Common Stock in settlement of indebtedness of $150,000. The shares were issued in reliance on Rule 504 of the Securities Act, which provides an exemption from registration under the Securities Act for certain limited offering and sales of securities.

         In January 1999, the Company issued 11,048,000 shares to Canadian residents in connection with the acquisition of the stock of BBL in a transaction not subject to the registration requirements of the Securities Act pursuant to Regulation S (Rules 901 through 905) promulgated under the Securities Act. At the time of the acquisition of BBL, there were no relationships between the Company and BBL, other than was that an officer and director of BBL was providing legal services to the Company. Dr. Bruno Liber, the original holder of the catalytic converter technology, was a significant stockholder in BBL.

         In April, 1999, the Company issued 954,538 shares of Common Stock for gross proceeds of $790,000 in cash. The shares were sold in reliance on Rule 504 of the Securities Act, which provides an exemption from registration under the Securities Act for certain limited offering and sales of securities.


        ITEM 11 - DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The Company has authorized for issuance 50,000,000 shares of common stock, par value $0.001 per share. Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The quorum for any meeting of shareholders is the presence, in person or by proxy, of the holders of at least one-third of the outstanding shares. In all matters other than the election of directors, when a quorum is present at any stockholders' meeting, the affirmative vote of 50.01% of the outstanding shares is required to approve any action of shareholders. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at a stockholders' meeting. The Board of Directors of the Company currently consists of one member, and the By-Laws of the Company provide that the Board shall consist of no fewer than one but no more than seven members. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities and the satisfaction of any liquidation preference of any then outstanding series of preferred stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

As of August 30, 1999, there were 28,002,538 shares of Common Stock outstanding held of record by approximately 50 stockholders. The Company has granted an option to purchase 90,000 shares of Common Stock at a price of $2.00 per share, expiring December 31, 2000, and an option to purchase 15,000 shares at $2.00 per share, expiring June 21, 2000, to two public relations firms. There are warrants outstanding to purchase 122,500 shares of Common Stock at prices from $2.50 to $3.00 per share, which expire five years from the date of issue.

TRANSFER AGENT

The Transfer Agent and Registrar for the Company's Common Stock is Interwest Transfer Co., Inc.


               ITEM 12 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

In accordance with the Florida Corporation Act (the "Act"), the Company's Articles of Incorporation (the "Articles") contain provisions which state that, to the fullest extent permitted by law, no director or officer shall be personally liable to the Company or its shareholders for damages for breach of any duty owned to the Corporation or its shareholders. The Company also has the power, by a by-law provision or a resolution of its stockholders or directors, to indemnify the officers and directors against any contingency or peril as may be determined to be in the Company's best interests and in connection therewith to secure policies of insurance.


              ITEM 13 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Information with respect to Item 13 is contained in the Company's financial statements and is set forth herein beginning on page F-1.


              ITEM 14 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS

         There have been no disagreements with the Company's independent accountants on accounting and financial matters within the three year period ended December 31, 1998, or in any period subsequent to that date.

         In August 1998, the Board of Directors determined to engage a new audit firm (the Board of Directors did not, and does not now, have an audit committee), and terminated the services of the former auditor, James E. Scheifly & Associates, P.C. There were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement, disclosure, or auditing scope or procedure, that would have caused the former accountants to make reference thereto in its reports, including matters that were resolved to the satisfaction of the former accountant.

              ITEM 15 - FINANCIAL STATEMENTS AND EXHIBITS

a. Each of the following items are contained in the Company's financial statements and are set forth herein beginning on page F-1.

(i) Auditor's Report of Daren, Martenfeld, Carr, Testa and Company LLP, Chartered Accountants

(ii)   Balance Sheet as of December 31, 1998 and December 31, 1997

(iii) Statement of Operations for the years ended December 31, 1998, 1997, 1996 and 1995, and for the period October 15, 1987 (inception) to December 31, 1998

(iv) Statement of Changes in Shareholders' Deficiency from inception through December 31, 1998

(v) Statement of Cash Flows for the years ended December 31, 1998, 1997, 1996 and 1995, and for the period October 15, 1987 (inception) to December 31, 1998

(vi)   Notes to Financial Statements

(vii) Consolidated Balance Sheet as at September 30, 1999 and December 31, 1998 (unaudited)

(viii) Consolidated Statement of Operations for the nine month period ended September 30, 1999, and for the year ended December 31, 1998, and for the period from October 15, 1987 (inception) to June 30, 1999 (unaudited)

(ix) Consolidated Statement of Changes in Shareholders' Deficiency from inception through September 30, 1999 (unaudited)

(x) Consolidated Statement of Cash Flows for the nine month period ended September 30, 1999, and for the year ended December 31, 1998, and for the period from October 15, 1987 (inception) to September 30, 1999 (unaudited)

(xi)   Notes to Financial Statements

(xii)  Report of James C. Scheifly & Associates, P.C. dated August 19, 1998

(xi)   Balance sheet as of August 3, 1998, December 31, 1997 and December 31,
1996.

(xii) Statements of Operation for periods ended August 31, 1998, December 31, 1997, December 31, 1996 and inception through August 3, 1998

(xiii) Statement of Changes in Stockholders' Equity for the period from inception to August 3, 1998

(ix) Statement of Cash Flows for the periods ended August 3, 1998, December 31, 1997, December 31, 1996 and inception through August 3, 1998

(x)    Notes to Financial Statements

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

b.  Exhibits

3.1   Articles of Incorporation of the Company, as amended

3.2   By-laws of the Company

4.1   Warrant Certificate

10.1 Agreement dated January 29, 1999 by and between the shareholders of BBL Technologies Inc.. and the Company

10.2 Consulting Agreement dated March 31, 1999 by and between May Davis Group and the Company

10.3 Commission Agreement dated March 31, 1999 by and between May Davis Group and the Company

10.4 Option Agreement dated June 21, 1999, between David Coates o/a Fifth Business and the Company

10.5 Option Agreement dated June 21, 1999, between Zoya Financial Corp. and the Company

21.1  List of Subsidiaries

Financial Data Schedule

SIGNATURES


In accordance with Section 12 of the Securities and Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



Date: November 16, 1999



                                    ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.



                                    By: /s/ Bengt Odner
                                        -------------------------------


                                    Bengt Odner
                                    Chief Executive Officer

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
(U.S. DOLLARS)

FINANCIAL STATEMENTS

AS AT DECEMBER 31, 1998

DAREN, MARTENFELD, CARR, TESTA AND COMPANY LLP

CHARTERED ACCOUNTANTS

                           20 Eglinton Avenue West     Telephone:  416-480-0160
                           Suite 2100                  Facsimile:   416-480-2646
                           Toronto, Ontario
                           M4R 1K8

AUDITORS' REPORT



To the Shareholders' and Board of Directors of BBC Stock Market, Inc.
(A Development Stage Company)


We have audited the balance sheet of BBC STOCK MARKET, INC. (a development stage company) as at DECEMBER 31, 1998 and the statement of operations, cash flows and changes in shareholders' deficiency for the year ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of BBC Stock Market, Inc. (a development stage company) from inception (October 15, 1987) to December 31, 1997 were audited by another auditor whose report which expressed a going concern as described below issued an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of BBC Stock Market, Inc. (a development stage company) as at December 31, 1998 and the results of its operations, cash flows and changes in shareholders' deficiency for the year ended December 31, 1998 in accordance with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations and has no established source of revenue, which raise substantial doubts about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DAREN, MARTENFELD, CARR, TESTA AND COMPANY LLP (SIGNED)

DAREN, MARTENFELD, CARR, TESTA AND COMPANY LLP

Toronto, Ontario
August 16, 1999

A Member Firm of                                                             1.
Midsnell International

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
(U.S. DOLLARS)




-------------------------------------------------------------------------------
                                                     DECEMBER 31,   DECEMBER 31,
                                                         1998            1997
-------------------------------------------------------------------------------

LIABILITIES

CURRENT
   Accounts payable and accrued liabilities             $ 151,939     $    --
-------------------------------------------------------------------------------

SHAREHOLDERS' DEFICIENCY

Common shares, $.001 par value,
   50,000,000 shares authorized, 1,000,000
   shares issued and outstanding                            1,000         1,000

 (Deficit) accumulated during development stage          (152,939)       (1,000)
-------------------------------------------------------------------------------
                                                         (151,939)         --
-------------------------------------------------------------------------------
                                                        $    --       $    --
-------------------------------------------------------------------------------



SEE ACCOMPANYING NOTES.

APPROVED BY A. MICHAEL OLIVER (SIGNED) DIRECTOR

                                                                              2.

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(U.S. DOLLARS)



--------------------------------------------------------------------------------------------------
                                                                                    OCT. 15, 1987
                                                                                    (INCEPTION) TO
                              DEC. 31,      DEC. 31,     DEC. 31,       DEC. 31,      DEC. 31,
                                1998          1997         1996           1995          1998
--------------------------------------------------------------------------------------------------
Professional fees          $   150,000    $      --     $      --     $      --     $   150,000
Operating expenses               1,939           --            --            --           2,939
--------------------------------------------------------------------------------------------------

Net loss                   $  (151,939)   $      --     $      --     $      --     $  (152,939)
--------------------------------------------------------------------------------------------------

Per share information:
   Basic loss per common
     shares                $     (0.15)   $      --     $      --     $      --     $     (0.15)
--------------------------------------------------------------------------------------------------

Weighted average shares
   outstanding               1,000,000      1,000,000     1,000,000     1,000,000     1,000,000
--------------------------------------------------------------------------------------------------



SEE ACCOMPANYING NOTES.

                                                                             3.

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIENCY
(U.S. DOLLARS)

                                                                            DEFICIT
                                                         ADDITIONAL    ACCUMULATED
                                 COMMON       SHARE      PAID-IN      DURING DEVELOP-
          ACTIVITY               SHARES       AMOUNT     CAPITAL        MENT STAGE           TOTAL
----------------------------------------------------------------------------------------------------
Shares issued at inception for
   services                      1,000,000   $   1,000   $  --         $    --            $   1,000

Net loss for the period ended
   December 31, 1987                  --          --        --            (1,000)            (1,000)
----------------------------------------------------------------------------------------------------

Balance, December 31, 1987
   to December 31, 1997          1,000,000       1,000      --            (1,000)              --

Net loss for the year ended
   December 31, 1998                  --          --        --          (151,939)          (151,939)
----------------------------------------------------------------------------------------------------

Balance, December 31, 1998       1,000,000   $   1,000   $  --        $ (152,939)         $(151,939)
----------------------------------------------------------------------------------------------------




SEE ACCOMPANYING NOTES.

                                                                             4.

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
 (U.S. DOLLARS)



-----------------------------------------------------------------------------------------------------------
                                                                                             OCT. 15, 1987
                                                                                             (INCEPTION) TO
                                                 DEC. 31,      DEC. 31,  DEC. 31,  DEC. 31,     DEC. 31,
                                                   1998          1997      1996      1995         1998
-----------------------------------------------------------------------------------------------------------
Net loss                                        $(151,939)     $--       $--       $--       $(152,939)

   Adjustment to reconcile net
    income (loss) to net cash
    provided by (used in)
    operating activities:
   Common stock issued for
     services                                        --         --        --        --           1,000

Changes in assets and
   liabilities
   Increase in accounts payable and accrued
    liabilities                                   151,939       --        --        --         151,939
-----------------------------------------------------------------------------------------------------------

Net cash from operating activities                   --         --        --        --            --

Cash flows from investing activities                 --         --        --        --            --

Cash flows from financing activities                 --         --        --        --            --
-----------------------------------------------------------------------------------------------------------

Increase (decrease) in cash                          --         --        --        --            --

Cash and cash equivalents at
 beginning of period                                 --         --        --        --            --
-----------------------------------------------------------------------------------------------------------

Cash and cash equivalents at
   end of period                                $    --        $--       $--       $--       $    --
-----------------------------------------------------------------------------------------------------------





SEE ACCOMPANYING NOTES.

                                                                             5.

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(U.S. DOLLARS)
-------------------------------------------------------------------------------

1.   ORGANIZATION

     The Company was incorporated on October 15, 1987, in the State of Florida. The Company is in the development stage and its intent is to locate suitable business ventures to acquire. The Company has had no significant business activity to date and has chosen December 31st as a fiscal year end.

2.   SIGNIFICANT ACCOUNTING POLICIES

     ESTIMATES

     The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's short-term financial instruments consists of accounts payable. The carrying amounts of the Company's financial instruments approximates fair value because of their short-term maturities. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

3.   SHAREHOLDERS' EQUITY

     On July 22, 1998, the Company's Board of Directors approved an amendment to the Company's Articles of Incorporation whereby the authorized capital was increased to 50,000,000 of $.001 par value common stock. Additionally, a forward stock split of 10,000 shares to 1 share was approved. All share and per share data included in these financial statements has been restated to reflect the effect of the stock split.

     At inception, the Company issued 1,000,000 shares of common stock to an officer for services provided in connection with the organization of the Company. The value of the services had been charged to operations for the period ended December 31, 1987.

4.   BASIS OF PRESENTATION

     The accompanying financial statements have been prepared on a "going concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business.

     The Company has no established source of revenue and has incurred operating losses since its inception aggregating $152,939 and has negative working capital at December 31, 1998 of $151,939. There can be no assurance that profitable operations will be attained or that management will be successful in raising additional equity capital for the Company.

     Management plans to seek an operating company as a merger partner for the Company which would provide a base of operations and additional capital.

                                                                             6.

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(U.S. DOLLARS)


5.   RELATED PARTY TRANSACTIONS

     The Company neither owns nor leases any real or personal property. Office services are provided without charge by an officer. The cost of such services are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict of interest in carrying out their specific duties with respect to the Company. The Company has not established a policy for the resolution of such potential conflicts.

6.   INCOME TAXES

     At December 31, 1998, the Company has net loss carry forwards for income tax purposes of approximately $153,000 which expires in various years to 2012.

7.   YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems, which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

8.   SUBEQUENT EVENTS

     i. On January 21, 1999 the Company satisfied $150,000 of the accounts payable and accrued liabilities by the issuance of 15,000,000 common shares.

     ii. On January 29, 1999, the Company acquired 100% of the common shares of BBL Technologies Inc., an Ontario, Canada Corporation by issuing 11,048,000 common shares. BBL Technologies Inc. ("BBL") holds the Canadian patent to a catalytic converter/muffler technology. The Company acquired BBL in order to develop the technology into a commercial product.

         The Company owns the only shares with voting and participating rights of BBL. The original holder of the patented technology Next Catalytic Converter Corporation ("NCCC"), an Ontario, Canada corporation, which is related to BBL due to common shareholders, transferred the technology to BBL on December 14, 1998 in return for 700,000 special shares with a fixed value of $453,900 which are non-voting, non-participating and are only retractable by BBL. As the special shares are retractable only at the discretion of BBL, no value will be attributed to those shares.

                                                                             7.

BBC STOCK MARKET, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(U.S. DOLLARS)

8.   SUBEQUENT EVENTS (Cont'd.)

     The acquisition has been accounted for by using the purchase method of accounting. In determining the value of the purchase of BBL, it is appropriate to use the quoted market price of the shares of the Company at the time of acquisition if the shares reflected the fair value of the Company. As the Company was a "shell company" at the time of acquisition, the fair value of the Company was nominal and thus the use of the market value of the shares of the Company in determining the purchase price would not be appropriate.

     As a result the purchase price was determined based upon the fair value of the net assets of BBL, being the patented technology. Since the technology was acquired in a non-arm's length transaction between BBL and NCCC the original cost of the patented technology, as determined by NCCC, being $2,327 is deemed to be the acquisition price.


                 Patented technology      $2,327
                 Special shares             --
                                          ------
                                          $2,327



     iii The Company changed its name to Environmental Solutions Worldwide, Inc.
         on February 19, 1999.

     iv. The Company issued 954,538 common shares for net proceeds of $653,250.

                                                                             8.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

AS AT SEPTEMBER 30, 1999

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)





----------------------------------------------------------------------------------------------
                                                                SEPTEMBER 30,     DECEMBER 31,
                                                   NOTE              1999             1998
----------------------------------------------------------------------------------------------

ASSETS

CURRENT
   Cash                                                         $ 131,478         $    -
----------------------------------------------------------------------------------------------
PATENTED TECHNOLOGY                                  4              2,327              -
----------------------------------------------------------------------------------------------
                                                                $ 133,805         $    -
----------------------------------------------------------------------------------------------

LIABILITIES

CURRENT

   Accounts payable                                             $  61,710         $ 151,939
   Loan payable, shareholder, non-interest
     bearing and due on demand                                     18,576              -
----------------------------------------------------------------------------------------------
                                                                   80,286           151,939
----------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY (DEFICIENCY)

Special shares, no par value, unlimited
   shares authorized, 700,000 shares
   issued and outstanding                            4                -                -

Common shares, $.001 par value,
   50,000,000 shares authorized, 28,002,538
   shares issued and outstanding                     5             28,002             1,000


Additional paid-in capital                                        778,575

(Deficit) accumulated during development stage                   (753,058)         (152,939)
----------------------------------------------------------------------------------------------
                                                                   53,519          (151,939)
----------------------------------------------------------------------------------------------
                                                                $ 133,805         $    -
----------------------------------------------------------------------------------------------





SEE ACCOMPANYING NOTES.

                                                                             1.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)



---------------------------------------------------------------------------------------------------------
                                                        NINE MONTH         NINE MONTH
                                                            PERIOD             PERIOD    OCTOBER 15, 1987
                                                             ENDED             ENDED     (INCEPTION) TO
                                                      SEPTEMBER 30,     SEPTEMBER 30,    SEPTEMBER 30,
                                    NOTE                      1999               1998           1999
---------------------------------------------------------------------------------------------------------

EXPENSES
   Development costs                                   $   405,659         $      -         $   405,659
   Professional fees                                       104,920                -             254,920
   Consulting fees                    7                     31,500                -              31,500
   Office and general                                       53,940              1,939            56,879
   Director fees                                             4,100                -               4,100
---------------------------------------------------------------------------------------------------------
Net loss                                                $ (600,119)        $   (1,939)      $  (753,058)
---------------------------------------------------------------------------------------------------------

Loss per share information:
   Basic                                               $     (0.02)        $     -          $    (0.028)
   Diluted                                                   (0.02)              -               (0.027)
---------------------------------------------------------------------------------------------------------
Weighted average shares
   outstanding                                          25,154,653          1,000,000        25,154,653
---------------------------------------------------------------------------------------------------------



SEE ACCOMPANYING NOTES.

                                                                             2.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIENCY
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

----------------------------------------------------------------------------------------------------------------
                                                                                        DEFICIT
                                                                    ADDITIONAL      ACCUMULATED
                                          COMMON           SHARE       PAID-IN  DURING DEVELOP-
          ACTIVITY                        SHARES          AMOUNT       CAPITAL       MENT STAGE         TOTAL
----------------------------------------------------------------------------------------------------------------

Shares issued at inception for
   services                             1,000,000        $   1,000   $     --        $     --        $    1,000

Net loss for the period ended
   December 31, 1987                         --             --             --           (1,000)          (1,000)

Net loss for the period ended
   December 31, 1998                         --             --             --         (151,939)        (151,000)
----------------------------------------------------------------------------------------------------------------

Balance, December 31, 1987
   to December 31, 1998                 1,000,000          1,000           --         (152,939)        (151,939)

Net loss for the nine month period
   ended September 30, 1999                  --             --             --         (600,119)        (600,119)

Shares issued in settlement of
   debt                                15,000,000         27,002        122,998           --            150,000

Shares issued for cash, net
   of issuance costs of $136,750          954,538           --          653,250           --            653,250

Shares issued on acquisition
   of BBL Technologies, Inc.           11,048,000           --            2,327           --              2,327
----------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999            28,002,538        $28,002     $  778,575     $ (753,058)     $    53,519
----------------------------------------------------------------------------------------------------------------






SEE ACCOMPANYING NOTES.

                                                                             3.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

---------------------------------------------------------------------------------------------------------

                                                        NINE MONTH         NINE MONTH
                                                            PERIOD             PERIOD    OCTOBER 15, 1987
                                                             ENDED             ENDED      (INCEPTION) TO
                                                      SEPTEMBER 30,     SEPTEMBER 30,      SEPTEMBER 30,
                                                              1999               1998               1999
---------------------------------------------------------------------------------------------------------


Net loss                                                $ (600,119)          $ (1,939)         $ (752,058)

   Adjustment to reconcile net
     loss to net cash provided by
    (used in) operating activities:

Changes in assets and liabilities
   Increase in accounts payable                             59,771              1,939             211,710
---------------------------------------------------------------------------------------------------------

Net cash provided by (used in)
   operating activities                                   (540,348)               -              (540,348)

Cash flows from financing activities:

   Issue of common shares, net of
     Issuance costs                                        653,250                -               653,250

   Increase in loan payable                                 18,576                -                18,576
---------------------------------------------------------------------------------------------------------

Increase in cash                                           131,478                -               131,478

Cash and cash equivalents at
   beginning of period                                         -                  -                   -
---------------------------------------------------------------------------------------------------------

Cash and cash equivalents at
   end of period                                         $ 131,478        $       -             $ 131,478
---------------------------------------------------------------------------------------------------------


Supplemental disclosures

Non-cash investing and financing activities
   Conversion of accounts payable into equity            $ 150,000                -             $ 150,000
   Acquisition of BBL                                        2,327                -                 2,327
---------------------------------------------------------------------------------------------------------





SEE ACCOMPANYING NOTES.

                                                                             4.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

1.   BASIS OF PRESENTATION - DEVELOPMENT STAGE COMPANY

     Environmental Solutions Worldwide, Inc. ("the Company") is considered to be in the development stage, and the accompanying financial statements, represent those of a development stage enterprise. The successful completion of the company's business plan and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfil its business plan.

2.   BUSINESS

     The Company was incorporated on October 15, 1987 in the state of Florida and was inactive until January 29, 1999 when it acquired 100% of the issued and outstanding common shares of BBL Technologies Inc. ("BBL"), a private Ontario, Canada corporation.

     BBL, a wholly owned subsidiary of the Company holds the Canadian patent to a catalytic converter/muffler technology.

     As the technology is in its development phase, the Company is still considered to be a development stage company.

3.   SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany transactions are eliminated.

     ESTIMATES

     The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. Estimates that are particularly susceptible to change in the near term include the evaluation of the recoverability of the patented technology.

     FINANCIAL INSTRUMENTS

     The Company's short-term financial instruments consists of accounts payable. The carrying amounts of the Company's financial instruments approximates fair value because of their short-term maturities. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

     NET LOSS PER SHARE

     The basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. When present, common stock equivalents are excluded from the computation if their effect would be antidilutive. Shares issued at inception are considered to be outstanding for the entire period presented.

                                                                             5.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)


3.   SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalent consist of cash and other highly liquid debt instruments with an original maturity of less than three months.

     PATENTED TECHNOLOGY

     The patented technology is carried at cost less amounts amortized. Amortization will be provided once the product has begun its test marketing phase and will be based on an estimate of the time required for the Company to cover its initial investment.

     RECENT PRONOUNCEMENTS

     SFAS N. 120, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification of financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

4.   ACQUISITON

     On January 29, 1999, the Company acquired 100% of the common shares of BBL Technologies Inc., an Ontario, Canada Corporation by issuing 11,048,000 common shares. BBL Technologies Inc. ("BBL") holds the Canadian patent to a catalytic converter/muffler technology. The Company acquired BBL in order to develop the technology into a commercial product.

     The Company owns the only shares with voting and participating rights of BBL. The original holder of the patented technology Next Catalytic Converter Corporation "(NCCC"), an Ontario, Canada corporation, which is related to BBL due to common shareholders, transferred the technology to BBL on December 14, 1998 in return for 700,000 special shares with a fixed value of $453,900 which are non-voting, non-participating and are only retractable only at the discretion of BBL, no value will be attributed to those shares.

     The acquisition has been accounted for by using the purchase method of accounting. In determining the value of the purchase of BBL, it is appropriate to use the quoted market price of the shares of the Company at the time of acquisition if the shares reflected the fair value of the Company. As the Company was a "shell company" at the time of acquisition, the fair value of the Company was nominal and thus the use of the market value of the shares of the Company in determining the purchase price would not be appropriate.

                                                                             6.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

4.   ACQUISITION  (Cont'd.)

     As a result, the purchase price was determined based upon the fair value of the net assets of BBL, being the patented technology. Since the technology was acquired in a non-arm's length transaction between BBL and NCCC, the original cost of the patented technology, as determined by NCCC, being $2,327 is deemed to be the acquisition price.


                  Patented technology           $ 2,327
                  Special shares                    -
                                                 ------
                                                $ 2,327



5.   SHAREHOLDERS' EQUITY

     On July 22, 1998, the Company's Board of Directors approved an amendment to the Company's Articles of Incorporation whereby the authorized capital was increased to 50,000,000 of $.001 par value common stock. Additionally, a forward stock split of 10,000 shares to 1 share was approved. All share and per share data included in these financial statements has been restated to reflect the effect of the stock split.

     At inception, the Company issued 1,000,000 shares of common stock to an officer for services provided in connection with the organization of the Company. The value of the services had been charged to operations for the period ended December 31, 1987.

      On January 21, 1999, the Company satisfied $150,000 of the accounts payable and accrued liabilities by the issuance of 15,000,000 common shares.

6.   DEVELOPMENT COSTS

     The Company through its wholly owned subsidiary has commenced the development phase of its patented technology. The development costs incurred up to September 30, 1999 are summarized as follows:


                Product Development             $ 328,403
                Consulting                         77,256
                                                  -------
                                                $ 405,659
                                                  -------
                                                  -------



                                                                             7.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

7.   OPTIONS AND WARRANTS

     I)       WARRANTS



-------------------------------------------------------------------------------------------------------
         ISSUED               AMOUNT          DUE DATE       EXERCISED      CANCELLED       OUTSTANDING
-------------------------------------------------------------------------------------------------------

         60,000         $2.50/warrant    April 9, 2004          -               -                60,000

         62,500         $3.00/warrant    April 9, 2004          -               -                62,500



     II)      OPTIONS

     The Company granted options to consultants of the Company. The options can be exercised any time up to December 31, 2000.

     Activity of Stock Options is summarized below:



-------------------------------------------------------------------------------------------------------
                                                                                               WEIGHTED
                                                 OPTIONS             LOW          HIGH          AVERAGE
-------------------------------------------------------------------------------------------------------
     Options outstanding January 1, 1998             -               -             -                -

     Granted during period                       105,000          $ 2.00        $ 2.00          $ 2.00
-------------------------------------------------------------------------------------------------------

     Options outstanding September 30, 1999      105,000          $ 2.00        $ 2.00          $ 2.00
-------------------------------------------------------------------------------------------------------

     Weighted average remaining life of
       options                                 1.16 years
-------------------------------------------------------------------------------------------------------



     STOCK-BASED COMPENSATION

     The compensation expense has been recognized for its stock-based compensation plan. The compensation costs for the Stock Options granted has been determined based on the fair value at the grant date, consistent with the methodology prescribed under SFAS 123.

                                                                             8.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

7.   OPTIONS AND WARRANTS (Cont'd.)

     The weighted average fair value of all options granted during fiscal 1999 was estimated as of the date of grant using the Black-Scholes option pricing model with the following and weighted average results and assumptions.


------------------------------------------------------------------------------------
                                                             NINE MONTH PERIOD ENDED
                                                                  SEPTEMBER 30, 1999
------------------------------------------------------------------------------------

     Estimated stock-based compensation costs                           $ 31,500

     Weighted average fair value of options issued                          0.30

     Expected option life, in years                                         1.16

     Volatility                                                               75%

     Risk free interest rate                                                 4.9%

     Dividend yield                                                            -



     The Black-Scholes model used by the Company to calculate option values, as well as other currently accepted option valuation models, were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. Accordingly, Management believes that this model does not necessarily provide a reliable single measure of the fair value of the Company's stock option awards.

8.   RELATED PARTY TRANSACTIONS

     i. The patented technology was acquired by the Company's wholly owned subsidiary BBL for $2,327 from a company with the same common shareholders (Note 4).

     ii. Included in development costs are consulting fees of $25,390 which were paid to Bruno Liber, a significant shareholder.

     iii. Included in development costs are consulting fees of $64,234 which were paid to TVP Consulting Services, a company which is related to a shareholder of the Company.

                                                                             9.

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
(FORMERLY BBC STOCK MARKET, INC.)
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED - PREPARED BY MANAGEMENT)
(U.S. DOLLARS)

9.   YEAR 2000

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems, which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

10.  INCOME TAXES

     At September 30, 1999, the Company had net loss carry forwards for income tax purposes of approximately $721,000 which expire at various years to 2013.

11.  CHANGE OF NAME

     On February 19, 1999, the Company changed its name to Environmental Solutions Worldwide, Inc.

                                                                            10.

                       REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
BBC Stock Market, Inc.

We have audited the accompanying balance sheet of BBC Stock Market, Inc. (a development stage company) as of August 3, 1998 and December 31, 1997 and 1996 and the related statements of operations, stockholders' equity, and cash flows for the period ended August 31, 1998 and the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BBC Stock Market, Inc. (a development stage company) as of August 3, 1998 and the results of its operations, and its cash flows for the period ended August 31, 1998 and the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has suffered recurring losses from operations and has no established source of revenue, which raise substantial doubts about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                    /s/ James E. Scheifley & Associates, P.C.
                                    ------------------------------------------
                                      James E. Scheifley & Associates, P.C.
                                         Certified Public Accountants

Denver, Colorado
August 19, 1998

                           BBC Stock Market, Inc.
                       (A Development Stage Company)
                               Balance Sheet



                                       August 31,    December 31,    December 31,
           ASSETS                         1998          1997            1996
           ------                      ----------    ------------    -----------
Current Assets:

  Cash                                  $      --      $       --      $      --
                                       ----------    ------------    -----------
    Total current assets                       --              --             --

  Other assets                                 --              --             --
                                       ----------    ------------    -----------
                                        $      --      $       --      $      --
                                       ==========    ============    ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
Current liabilities:

  Accounts payable                      $   1,939      $      --       $      --
                                       ----------    -----------     -----------
    Total current liabilities               1,939             --              --

Stockholders' equity:
  Common stock, $.001 par value,
   50,000,000 shares authorized,
   1,000,000 shares issued
   and outstanding                          1,000          1,000           1,000
  Additional paid-in capital                   --             --              --
  (Deficit) accumulated during
    development stage                      (2,939)        (1,000)         (1,000)
                                       ----------    -----------     -----------
                                           (1,939)            --              --
                                       ----------    -----------     -----------
                                        $      --      $      --        $     --
                                       ==========    ===========     ===========



                See accompanying notes to financial statements.

                           BBC Stock Market, Inc.
                       (A Development Stage Company)
                          Statements of Operations




                                        Period                                     October 15, 1987
                                         Ended               Years Ended           (Inception) to
                                       August 3,     December 31,   December 31,      August 3,
                                         1998           1997           1996              1998
                                      -----------    ------------   ------------   ---------------
Operating expenses                          1,939              --             --             1,000
                                      -----------    ------------   ------------   ---------------

Net (loss)                             $   (1,939)    $        --    $        --      $     (1,000)
                                      -----------    ------------   ------------   ---------------

Per share information:
  Basis (loss) per common share        $    (0.00)    $        --    $        --      $      (0.00)
                                      -----------    ------------   ------------   ---------------

Weighted average shares outstanding     1,000,000       1,000,000      1,000,000         1,000,000
                                      -----------    ------------   ------------   ---------------



                See accompanying notes to financial statements.

                           BBC Stock Market, Inc.
                       (A Development Stage Company)
                Statement of Changes in Stockholders' Equity
        For the Period From Inception (October 15, 1987) to August 3, 1998



                                                                               Deficit
                                            Common      Stock    Additional  Accumulated
                                          ----------   --------   Paid-in    Development
             ACTIVITY                       Shares      Amount    Capital       Stage         Total
                                          ----------   --------  ----------  -----------    --------
Balance at inception                              --   $     --   $     --    $      --     $     --

Shares issued at inception for services    1,000,000      1,000         --                     1,000

Net (loss) for the period
  ended December 31, 1987                         --         --         --       (1,000)      (1,000)
                                          ----------   --------  ----------  -----------    --------

Balance, December 31, 1987 through 1997    1,000,000      1,000         --       (1,000)          --

Net (loss) for the period
  ended August 3, 1998                            --         --         --       (1,939)      (1,939)
                                          ----------   --------  ----------  -----------    --------

Balance, August 3, 1998                    1,000,000   $  1,000   $     --    $  (3,939)    $ (2,939)
                                          ==========   ========  ==========  ===========    ========



                See accompanying notes to financial statements.

                           BBC Stock Market, Inc.
                       (A Development Stage Company)
                          Statements of Cash Flows




                                        Period                                     October 15, 1987
                                         Ended               Years Ended           (Inception) to
                                       August 3,     December 31,   December 31,      August 3,
                                         1998           1997           1996              1998
                                      -----------    ------------   ------------   ---------------
Net income (loss)                      $   (1,939)                                    $     (2,939)

  Adjustments to reconcile net
    income (loss) to net cash
    provided by (used in)
    operating activities:
      Common stock issued
        for services                          --             --              --              1,000
Changes in assets and liabilities:
      (Increase) decrease in
        accounts payable                    1,939            --              --              1,939
                                      -----------    ------------   ------------   ---------------
  Net cash provided by (used in)
    operating activities                      --             --              --                --

Cash flows from investing
  activities                                  --             --              --                --

Cash flows from financing
  activities                                  --             --              --                --
                                      -----------    ------------   ------------   ---------------
Increase (decrease) in cash                   --             --              --                --
Cash and cash equivalents,
  beginning of period                         --             --              --                --
                                      -----------    ------------   ------------   ---------------
Cash and cash equivalents,
  end of period                        $      --      $      --      $       --       $        --
                                      ===========    ============   ============   ================



                See accompanying notes to financial statements.

                          BBC Stock Market, Inc.
                       (A Development Stage Company)
                       Notes to Financial Statements


Note 1. ORGANIZATION

The Company was incorporated on October 15, 1987, in the State of Florida. The Company is in the development stage and its intent is to locate suitable business ventures to acquire. The Company has had no significant business activity to date and has chosen December 31st as a fiscal year end.

        SIGNIFICANT ACCOUNTING POLICIES

Estimates
The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Fair Value of Financial Instruments
The Company's short-term financial instruments consists of accounts payable. The carrying amounts of the Company's financial instruments approximates fair value because of their short-term maturities. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments

Net loss per share
In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 supersedes and simplifies the existing computational guidelines under Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share."

The statement is effective for financial statements issued for periods ending after December 15, 1997. Among other changes, SFAS No. 128 eliminates the presentation of primary earnings per share and replaces it with basic earnings per share for which common stock equivalents are not considered in the computation. it also revises the computation of diluted earnings per share. The Company has adopted SFAS No. 128 and there is no material impact to the Company's earnings per share, financial condition, or results of operations. The Company's earnings per share have been restated for all periods presented to be consistent with SFAS No. 128.

The basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. When present, common stock equivalents are excluded from the computation if their effect would be anti-dilutive. Shares issued at inception are considered to be outstanding for the entire period presented.

Cash and cash equivalents
Cash and cash equivalents consist of cash and other highly liquid debt instruments with an original maturity of less than three months.

Recent Pronouncements
SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification of financial statements of financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions which would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

Note 2. STOCKHOLDERS' EQUITY

On July 22, 1998, the Company's Board of Directors approved an amendment to the Company's Articles of Incorporation whereby the authorized capital was increased to 50,000,000 of $.001 par value common stock. Additionally, a forward stock split of 10,000 shares to 1 share was approved. All share and per share data included in these financial statements has been restated to reflect the effect of the stock split.

At inception, the Company issued 1,000,000 shares of common stock to an officer for services provided in connection with the organization of the Company. The value of the services had been charged to operations for the period ended December 31, 1987.

Note 3. INCOME TAXES

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The deferred tax asset related to the operating loss carryforward has been fully reserved.

The Company has not provided current or deferred income taxes for the period presented due to a loss from operations.

The Company currently has a net operating loss carryforward aggregating approximately $2,900 which expires $1,000 in 2002 and 1900 in 2013. The tax benefit of the loss, estimated to be approximately $440, has been fully reserved as its realization in future periods is not assured.

Note 4. Basis of presentation

The accompanying financial statements have been prepared on a "going concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business.

The Company has no established source of revenue and has incurred operating losses since its inception aggregating $2,939 and has negative working capital at August 3, 1998 and $1,939. There can be no assurance that profitable operations will be attained or that management will be successful in raising additional equity capital for the Company.

Management plans to seek an operating company as a merger partner for the Company which would provide a base of operations and additional capital.

Note 5. Related party transactions.

The Company neither owns nor leases any real or personal property. Office services are provided without charge by an officer. The cost of such services are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict of interest in carrying out their specific duties with respect to the Company. The Company has not established a policy for the resolution of such potential conflicts.